UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2007

AMERICAN ECOLOGY CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	0-11688	95-3889638
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Lakepointe Centre I, 300 E. Mallard, Suite 300 Boise, Idaho	83706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 331-8400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 8, 2007, the Company entered into a Change of Control Agreement (the “Change in Control Agreement”) with Steven D. Welling, Vice President of Sales and Marketing. The Change of Control Agreement provides that upon a change of control of the Company, Mr. Welling shall be entitled to receive an amount equal to 100% of his then current base salary, to be paid in a single lump-sump payment within forty-five days following the date of the change of control. In addition, if Mr. Welling’s employment with the Company or any of its subsidiaries is involuntarily terminated at any time by the Company without Cause (as defined in the Change of Control Agreements) either (i) at the time of or within twelve months following the occurrence of a change of control, or (ii) at any time prior to a change of control, if such termination is at the request of an acquiror, Mr. Welling will be entitled to receive, in addition to any accrued and unpaid base salary and unpaid sales commissions earned based on sales generated through the date of termination, (a) the continuation of health insurance coverage at the Company’s expense for a period of twelve months, and (b) accelerated vesting of any stock options or restricted stock awards that are outstanding as of the date of termination. The Company is required to pay the sales commissions earned through the date of termination to Mr. Welling within forty-five days of the date of such termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN ECOLOGY CORPORATION
(Registrant)

Date: February 9, 2007

By: /s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President & Controller, Chief Accounting
Officer, Secretary and Treasurer